EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

29 December 2005

Shire plc (“Shire”)

Purchase of Shares by Employee Benefit Trust

Shire has been notified that on 28 December 2005, the Shire plc Employee Benefit Trust (the “Trust”) purchased 64,954 Ordinary Shares of Shire plc (“Shares”) at an average price of 740.9361 pence per Share. This purchase was made pursuant to the Trustee’s irrevocable, non-discretionary programme to purchase Shares during the period commencing on 23rd December 2005 and ending on 23rd February 2006.

All of the employees of Shire plc and its subsidiaries, including the Executive Directors and persons exercising managerial responsibility, are potential beneficiaries of the Trust. The Executive Directors and persons exercising managerial responsibility over Shire are therefore deemed to have an interest in the Shares held by the Trust.

For further information please contact:
Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors
SHIRE PLC
 Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results. Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above